UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AKOUSTIS TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AKOUSTIS TECHNOLOGIES, INC.

SUPPLEMENTAL MATERIAL TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 10, 2022

This proxy statement supplement, dated October 20, 2022, supplements the definitive proxy statement on Schedule 14A (together with subsequent supplements, the “Proxy Statement”) of Akoustis Technologies, Inc. (“we”, “our” or the “Company”) that was filed with the Securities and Exchange Commission (the “SEC”) on September 26, 2022, relating to the Company’s 2022 annual meeting of stockholders to be held on November 10, 2022 (the “2022 Annual Meeting”). Except as specifically supplemented by the information contained in this proxy statement supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Engagement of Proxy Solicitor

On October 19, 2022, we engaged Kingsdale Shareholder Services, U.S. LLC (“Kingsdale”), to provide supplemental assistance in the solicitation of proxies, including proxy process-related advice and informational support at a cost of $12,500, plus reimbursement of authorized expenses, and, if Kingsdale is requested to implement a telephone solicitation of stockholders, Kingsdale will be entitled to a one-time fee of $600 and recurring fees of $6.00 per call and $6.00 per telephonic vote received. In addition, we have agreed to indemnify Kingsdale against certain liabilities arising out of or in connection with the engagement. If stockholders need assistance with casting or changing their vote, they should contact Kingsdale at 1-866-581-1513.

Important Information

The Company has filed the Proxy Statement with the SEC and has furnished to its stockholders the Proxy Statement in connection with the solicitation of proxies for the 2022 Annual Meeting. The Company advises its stockholders to read the Proxy Statement relating to the 2022 Annual Meeting, as amended and supplemented by this supplement, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.